UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2011 (April 8, 2011)

Grand Canyon Education, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 8, 2011, Grand Canyon Education, Inc. (the “University”) entered into an amended and restated loan agreement with Bank of America, N.A. (the “Amended Agreement”). Under the Amended Agreement, the bank (a) extended the maturity date of the University’s existing loan from April 30, 2014 to March 31, 2016 and decreased the interest rate on the outstanding balance from the BBA Libor Rate plus 225 basis points to the BBA Libor Rate plus 200 basis points (all other terms of the existing loan remain the same), and (b) provided to the University a revolving line of credit in the amount of $50.0 million through March 31, 2016 to be utilized for working capital, capital expenditures, share repurchases and other general corporate purposes. The Amended Agreement contains standard covenants that are substantially consistent with those included in the prior agreement, including covenants that, among other things, restrict the University’s ability to incur additional debt or make certain investments, require the University to maintain compliance with certain applicable regulatory standards, and require the University to maintain a certain financial condition. Indebtedness under the Amended Agreement will be secured by all of the University’s assets.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

In May 2005, the University was certified to participate in Title IV programs on a provisional basis through June 30, 2008. The University submitted its application for recertification in March 2008 in anticipation of the expiration of its provisional certification on June 30, 2008. The Department of Education did not make a decision on the recertification application by June 30, 2008, and therefore the University’s provisional certification to participate in the Title IV programs has been automatically extended since that time on a month-to-month basis. For a school that is certified on a provisional basis, the Department of Education may revoke the institution’s certification without advance notice or advance opportunity for the institution to challenge that action. For a school that is provisionally certified on a month-to-month basis, the Department of Education may allow the institution’s certification to expire at the end of any month without advance notice, and without any formal procedure for review of such action.

In a Current Report on Form 8-K, filed on January 13, 2011, the University disclosed the termination of certain voting agreements that had the effect of triggering a change in control under Department of Education regulations because it caused the University’s largest stockholder group to own and control less than 25% of the outstanding voting stock. The University also disclosed that, following the completion of the Department of Education’s review of the information that it provided in connection with the termination of the voting agreements, the Department of Education would, under its typical standards, certify the University on a provisional basis for a period of up to approximately three years although the precise conditions and restrictions, if any, and duration of any provisional certification granted in this circumstance would be difficult to predict because the University already is, and has been for an extended period, provisionally certified on a month-to-month basis.

On April 8, 2011, the Department of Education notified the University that it approved its application for a change of ownership and issued to the University a new, provisional certification to participate in the Title IV programs. This new certification removes the University from month-to-month status, provides for the University’s continued participation in Title IV programs through December 31, 2013, and does not impose any conditions (such as any letter of credit requirement) or other restrictions on the University during the provisional period other than the standard restrictions applicable to a provisional certification. In accordance with the terms of the provisional certification, the University may apply for recertification on a full basis by submitting a complete application by no later than September 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: April 12, 2011

By: /s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer
(Principal Financial and Principal Accounting Officer)